Exhibit 99.1

Eaton Communications Eaton Center Cleveland, OH 44122

Date	July 24, 2024

Karenann Terrell elected to Eaton’s Board of Directors
DUBLIN – Intelligent power management company Eaton (NYSE:ETN) today announced that Karenann Terrell has been elected to the company’s Board of Directors effective July 24, 2024.
Terrell is the retired chief digital and technology officer of GSK plc (GlaxoSmithKline), a British multinational pharmaceutical and biotechnology company. Prior to that role, Terrell served as the chief information officer of Walmart Inc. Before joining Walmart, Terrell was chief information officer of Baxter International. Earlier in her career, she served in various roles of increasing responsibility with DaimlerChrysler AG and General Motors Company. Terrell is a director of UiPath Inc., a global software company, Fractal Analytics, a global provider of artificial intelligence and advanced analytics, and Switch, Inc, a global technology company.
“Karenann’s deep digital expertise, extensive technology experience and global perspective make her ideally suited to help guide Eaton’s growth in today’s increasingly digital environment,” said Craig Arnold, Eaton chairman and chief executive officer. “We are pleased to welcome her to the Board.”
Arnold continued, “With this appointment, we also continue our commitment to inclusive representation on our Board. Today, 80% of our directors are women or U.S. minorities, reflecting the diversity of our marketplace and our communities. At Eaton, we know having diverse teams drives strong performance and helps us attract the best talent.”

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Eaton is an intelligent power management company dedicated to protecting the environment and improving the quality of life for people everywhere. We make products for the data center, utility, industrial, commercial, machine building, residential, aerospace and mobility markets. We are guided by our commitment to do business right, to operate sustainably and to help our customers manage power ─ today and well into the future. By capitalizing on the global growth trends of electrification and digitalization, we’re accelerating the planet’s transition to renewable energy sources, helping to solve the world’s most urgent power management challenges, and building a more sustainable society for people today and generations to come.
Eaton was founded in 1911 and has been listed on the New York Stock Exchange for more than a century. We reported revenues of $23.2 billion in 2023 and serve customers in more than 160 countries. For more information, visit www.eaton.com. Follow us on LinkedIn.
Contact:
Jennifer Tolhurst
+1 (440) 523-4006
jennifertolhurst@eaton.com